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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  PACIFIC SELECT EXEC SEPARATE ACCOUNT A
       OF PM GROUP LIFE INSURANCE COMPANY

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       700 Newport Center Drive
       Newport Beach, California 92660

Telephone Number (including area code): (949) 640-3743

Name and address of agent for service of process:

       Diane N. Ledger,
       700 Newport Center Drive
       Newport Beach, California 92660

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing
of Form N-8A: YES    [X] NO [_]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this Registration Statement to be duly signed on behalf of the Registrant in the City of Newport Beach, in the State of California on the 21st day of January, 1999.

                    PACIFIC SELECT EXEC SEPARATE ACCOUNT A OF
                    PM GROUP LIFE INSURANCE COMPANY

               BY:  PM GROUP LIFE INSURANCE COMPANY
               BY:  /s/ WILLIAM L. FERRIS
                    --------------------------------------------
                    William L. Ferris
                    Chief Executive Officer



Attest: /s/ AUDREY L. MILFS
        -----------------------------
        Audrey L. Milfs
        Corporate Secretary

        January 21, 1999